bakertilly

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 9, 2023, with respect to the financial statements, before the effects of the adjustments to retrospectively apply the discontinued operations presentation described in Note 2, included in the Annual Report of Lendway, Inc. (formerly Insignia Systems, Inc.) on Form 10-K for the year ended December 31, 2023. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Lendway, Inc. on the Forms indicated:

Form S-3

File No. 333-262542, effective February 14, 2022

Forms S-8:

File No. 333-226670, effective August 8, 2018
File No. 333-197933, effective August 7, 2014
File No. 333-205961, effective July 30, 2015
File No. 333-188761, effective May 22, 2013
File No. 333-182981, effective August 1, 2012

Baker Tilly US, LLP

Minneapolis, Minnesota
April 1, 2024